Life360, Inc. | ARBN 629 412 942 | 1900 S. Norfolk St, Ste 310, San Mateo, CA 94403 | investors.life360.com Page 1 10 October 2023 Correcting broker research San Francisco area-based Life360, Inc. (Life360 or the Company) (ASX: 360) notes broker research citing Monthly Active User (MAU) data based on inaccurate information from a third-party provider. At September 30, 2023, Life360’s global MAU were 58.4 million, a quarter-on-quarter uplift of 8.1% from 54.0 million at June 30, 2023. U.S. MAU of 35.4 million increased 5.3% quarter-on-quarter from 33.6 million at June 30, 2023. Life360 will report its Q3 results on 15 November 2023. Authorisation Chris Hulls, Director, Co-Founder and Chief Executive Officer of Life360 authorized this announcement being given to ASX. About Life360 Life360 operates a platform for today's busy families, bringing them closer together by helping them better know, communicate with, and protect the pets, people and things they care about most. The Company's core offering, the Life360 mobile app, is a market leading app for families, with features that range from communications to driving safety and location sharing. Life360 is based in the San Francisco area and had approximately 54 million monthly active users (MAU) as of June 30, 2023 located in more than 150 countries. For more information, please visit life360.com. Tile, a Life360 company, locates millions of unique items every day by giving everything the power of smart location. Leveraging its superior nearby finding features and vast community that spans over 150 countries, Tile’s cloud-based finding platform helps people find the things that matter to them most. In addition to trackers in multiple form factors for a variety of use cases, Tile’s finding technology is embedded in over 55 partner products across audio, travel, wearables, smart home, and PC categories. For more information, please visit Tile.com. Contacts For Australian investor enquiries: For Australian media enquiries: Jolanta Masojada, +61 417 261 367 Giles Rafferty, +61 481 467 903 jmasojada@life360.com grafferty@firstadvisers.com.au For U.S. investors For U.S. media inquiries: investors@life360.com press@life360.com Life360’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs, have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future except in very limited circumstances until after the end of the restricted period, unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.